Exhibit 99.1

NEWS RELEASE

LivaNova PLC Announces Chief Financial Officer Resignation
London, March 31, 2017 – LivaNova PLC (NASDAQ:LIVN; LSE: LIVN) ("LivaNova" or the "Company"), a market-leading medical technology and innovation company, today announced its Chief Financial Officer, Vivid Sehgal, is leaving the company to pursue other opportunities. The company has an external search underway to identify a replacement. Sehgal will continue as CFO and will support an orderly transition to his successor.
"Vivid has been the company's CFO since its inception in October 2015 and has been an integral part of our Executive Leadership team," said Damien McDonald, LivaNova's Chief Executive Officer. "His leadership, insights and guidance have been instrumental in building a strong team, while establishing financial disciplines across the portfolio. His presence, knowledge and leadership will be important through the transition period. We wish to thank him for his many contributions in helping to position the company for sustainable growth."
"I have a number of things I wish to do, not the least of which will be spending more time with family and pursuing personal interests," said Vivid Sehgal, LivaNova's CFO. "I am very proud of what we have accomplished for our employees and shareowners in a short time as a new public company. We made progress in critical areas, including achieving merger-related synergies, restructuring, capital formation, cost controls and building a sustainable tax strategy. I remain fully committed to helping Damien and the LivaNova team with this important transition."
About LivaNova
LivaNova PLC is a global medical technology company built on nearly five decades of experience and a relentless commitment to improve the lives of patients around the world. LivaNova's advanced technologies and breakthrough treatments provide meaningful solutions for the benefit of patients, healthcare professionals and healthcare systems. Headquartered in London and with a presence in more than 100 countries worldwide, the company employs more than 4,500 employees. LivaNova operates as three business franchises: Cardiac Surgery, Neuromodulation and Cardiac Rhythm Management, with operating headquarters in Mirandola (Italy), Houston (U.S.A.) and Clamart (France), respectively.

For more information, please visit www.LivaNova.com.

LivaNova PLC Investor Relations and Media
Karen King, +1 (281) 228-7262
Vice President, Investor Relations & Corporate Communications

Deanna Wilke, +1 (281) 727-2764
Corporate External Communications Manager
Corporate.Communications@LivaNova.com